UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2014

AZZ incorporated
(Exact name of Registrant as specified in its charter)

TEXAS (State or Other Jurisdiction of Incorporation or Organization)	1-12777 Commission File No.	75-0948250 (I.R.S. Employer Identification Number)

One Museum Place, Suite 500 3100 West Seventh Street Fort Worth, TX 76107 (Address of principal executive offices, including zip code)

Registrant’s Telephone Number, including Area Code:	(817) 810-0095

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On June 25, 2014, AZZ incorporated (“AZZ”) announced that Ashok Kolady, Senior Vice President and Chief Operating Officer of the Energy Segment of AZZ, ceased to be employed by AZZ. In connection with this termination of employment, Mr. Kolady subsequently entered into a severance agreement with AZZ, as described below, which became effective after such termination of employment.

The undersigned registrant hereby amends the following items of its Current Report on Form 8-K dated June 25, 2014 to provide the disclosure described below.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain     Officers; Compensatory Arrangements of Certain Officers.

AZZ incorporated (“AZZ”) announced that, on June 25, 2014, Ashok Kolady, Senior Vice President and Chief Operating Officer of the Energy Segment of AZZ, was terminated from his position.

In connection with such termination of employment, Mr. Kolady and AZZ subsequently entered into an Agreement for Severance Benefits and for Release, Waiver and Nondisclosure (the “Severance Agreement”), pursuant to which AZZ agreed to pay to Mr. Kolady severance benefits in the amount of $217,489. Under the terms of the Severance Agreement, Mr. Kolady had the right, at his option, to rescind his agreement thereto at any time during the period of seven days following his execution of the Severance Agreement. This period of time has expired, and Mr. Kolady has not exercised this option to rescind his agreement to enter into the Severance Agreement.

In addition, pursuant to the recommendation of the compensation committee of AZZ’s board of directors, the unvested restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) held by Mr. Kolady at the time of the termination of his employment were accelerated and vested effective as of July 1, 2014. A total of 2,438 RSUs and 5,557 SARs were subject to such accelerated vesting. Based on the closing price of AZZ’s common stock on July 1, 2014 of $47.50, the total fair market value of these RSUs and SARs immediately following such closing was $163,117.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: July 23, 2014	AZZ incorporated
(Registrant)

By: Tara D. Mackey
Chief Legal Officer and Corporate Secretary